Exhibit 99.1

May 26, 2011	Analyst Contact:	Dan Harrison
918-588-7950
	Media Contact:	Megan Washbourne
918-588-7572

Steve Lake Elected General Counsel
Will Succeed John Barker Who Retires at Year-end

    TULSA, Okla. – May 26, 2011 – ONEOK, Inc. (NYSE: OKE) and ONEOK Partners, L.P. (NYSE: OKS) today announced that Stephen W. Lake has been elected general counsel to succeed John R. Barker when he retires on Dec. 31, 2011.

    Lake, 47, will join ONEOK on July 1, 2011, as senior vice president, associate general counsel and assistant secretary, reporting to John Barker. Upon Barker’s retirement, Lake will become senior vice president, general counsel and assistant secretary of ONEOK and ONEOK Partners, reporting to John W. Gibson, chairman, president and chief executive officer of ONEOK and ONEOK Partners.

    Lake has been general counsel at McJunkin Red Man Corporation (MRC) since joining the company in January 2008 and has served as an executive vice president since October 2008. Based in Houston, Texas, MRC is the largest global distributor of pipe, valves and fittings and related products and services to the energy and industrial sectors.

    Before joining MRC, Lake was a shareholder at Tulsa-based law firm, GableGotwals, specializing in securities law and mergers and acquisitions. He became a GableGotwals shareholder in January 1998 and served on the firm’s board of directors from January 2005 until joining MRC. Lake joined GableGotwals as an associate in September 1991.

    “Steve’s extensive legal background and strong leadership abilities, coupled with his extensive knowledge of and experience with ONEOK while at GableGotwals, make him the ideal choice to lead our legal function,” Gibson said. “John Barker made significant contributions to our company during his seven-year tenure as general counsel, which included leading a series of complex legal transactions that resulted in ONEOK becoming sole general partner and significant owner of ONEOK Partners.”

    Lake graduated with honors from Vanderbilt University in 1987 with a Bachelor of Arts degree in economics and graduated first in his class from the University of Oklahoma law school in 1991, where he was editor-in-chief of the Oklahoma Law Review from 1990-1991.

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Steve Lake Elected General Counsel;
Will Succeed John Barker Who Retires at Year-end

    Barker, 64, is senior vice president, general counsel and assistant secretary of ONEOK, and senior vice president, general counsel and secretary of ONEOK Partners. He joined ONEOK in December 2004 after a 30-year career with GableGotwals. While president of GableGotwals, Barker represented ONEOK on a regular basis on business and transactional matters, mergers and acquisitions, and commercial matters including sales and acquisitions of significant assets and public securities offerings.

    A Missouri native, Barker earned a Bachelor of Arts degree in 1969 from the University of Missouri in Columbia and a Juris Doctorate degree in 1974 from the University of Michigan in Ann Arbor.

    Editor’s Note: Photographs of Lake and Barker are available on the ONEOK website.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 42.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 Stock Index.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 42.8 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the websites at www.oneok.com or www.oneokpartners.com .

For the latest news about ONEOK and ONEOK Partners, follow us on Twitter @ONEOKNews and @ONEOKPartners

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.